News

Bausch & Lomb Reports Preliminary Third-Quarter and
Year-to-Date 2006 Financial Metrics
•	2006 Performance Affected by Product Recall
•	Company Refines Sales and Earnings Expectations for 2006 and 2007
•	Form 10-Q Filing for 2006 Third Quarter Delayed

FOR RELEASE THURSDAY, NOVEMBER 9, 2006

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported certain preliminary and unaudited financial metrics for the third quarter and first nine months of 2006, as well as the comparable 2005 periods. The work surrounding the previously announced expanded procedures and restatement of financial results is not complete. As a result, there can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its Form 10-Q for the third quarter of 2006.

Bausch & Lomb is filing a Form 12b-25 with the United States Securities and Exchange Commission (SEC), indicating that it will be unable to file timely its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2006.

This news release includes a non-GAAP constant-currency measure which the Company uses as a key performance metric in assessing organic business growth trends. Constant-currency results are calculated by translating actual current-year and prior-year local currency revenues and expenses at the same predetermined exchange rates. The translated results are then used to determine year-over-year percentage increases or decreases that exclude the impact of currency.

In the discussion of operating performance which follows, the Company has quantified charges associated with the previously announced market withdrawal of ReNu® with MoistureLoc® solution (MoistureLoc), and has provided certain information about growth rates prior to the recording of the charges. Bausch & Lomb’s management believes such additional disclosure is useful and relevant because it provides a basis for understanding underlying business performance independent of these items.

Bausch & Lomb expects to report consolidated net sales of $577.2 million for the third quarter of 2006, compared to sales of $567.3 million in the third quarter of 2005. That represents an increase of two percent, or one percent on a constant-currency basis. Third-quarter 2006 sales include $16.7 million of incremental revenues from Bausch & Lomb Freda (Freda), the Chinese ophthalmic pharmaceutical company acquired late in 2005. Prior-year net sales were reduced by $17.1 million of provisions for customer returns and consumer coupon redemptions associated with the market withdrawal of MoistureLoc. Although that recall occurred in May 2006, a portion of the associated costs were recorded as a subsequent event in the third quarter of 2005, in accordance with generally accepted accounting principles. Excluding the effects of Freda and the MoistureLoc provisions, 2006 third-quarter net sales declined four percent from 2005, or five percent in constant currency.

For the first nine months of 2006, the Company expects to report consolidated net sales of $1.7 billion, compared to $1.73 billion for the first nine months of 2005. That represents a decline of two percent, or one percent in constant currency. Year-to-date sales in both periods were reduced by provisions for customer returns and consumer coupon redemptions associated with the MoistureLoc recall ($19.3 million in 2006 and $17.1 million in 2005). Additionally, incremental sales from Freda increased 2006 year-to-date net sales by $44.1 million. Excluding the impact of these items, 2006 consolidated net sales decreased four percent, or three percent in constant currency, from 2005.

Because the expanded procedures related to the accounting for income taxes are not yet complete, Bausch & Lomb is unable to estimate net earnings or earnings per share at this time. However, as previously disclosed in its Form 12b-25 dated August 8, 2006, the Company expects (1) that its U.S. operations will be unprofitable in 2006, as a result of lower lens care sales and costs associated with the MoistureLoc recall; (2) that no tax benefit will be recorded on U.S. operations as a result of the determination of the need for a valuation allowance that will be recorded in 2005 on deferred tax assets (as reported in the Company’s Current Report on Form 8-K dated August 8, 2006); and (3) that the Company’s effective tax rate in 2006 and beyond could be unusual when compared to historical levels and prior expectations.

The Company expects to report third-quarter 2006 income before income taxes and minority interest of $16.1 million, compared to $51.5 million in 2005. For the first nine months of 2006, the Company expects to report income before income taxes and minority interest of $45.8 million, compared to $163.8 million a year ago. Major factors contributing to the year-over-year declines include:

•	the gross margin impact of lower lens care sales following the MoistureLoc recall;
•	higher selling and marketing expenses, reflecting costs associated with programs to regain distribution and brand equity in the lens care category;
•
higher general and administrative expenses, primarily reflecting costs associated with the expanded procedures, financial restatement and independent investigations, combined with higher legal expenses associated with shareholder and product liability lawsuits that have been brought against the Company;

•
higher share-based compensation expense in 2006 following the adoption of new accounting guidance. Third-quarter and year-to-date 2006 earnings were reduced by $3.0 million and $10.4 million of share-based compensation expense, respectively; and

•
higher net financing expenses, mainly due to incremental interest expense on amounts borrowed late in 2005 as part of repatriation programs under the American Jobs Creation Act; fees associated with obtaining consent waivers on the Company’s public and bank debt; and higher interest rates on variable-rate debt; partially offset by interest expense savings associated with debt retired in 2005 and 2006, and increased interest income due to higher investment balances in 2006.

These factors are somewhat offset by:

•	incremental earnings generated by Freda and
•
lower provisions for sales returns and coupons and other direct costs associated with the MoistureLoc recall in 2006 compared to 2005. In 2006, such items had no impact on third-quarter results, but reduced income before income taxes and minority interest by $27.6 million in the year-to-date period. In 2005, such items reduced third-quarter and year-to-date income before income taxes and minority interest by $39.0 million.

Bausch & Lomb also expects to report the following liquidity metrics:

•	total cash and investments of $522.9 million as of September 30, 2006 compared to $720.6 million at the end of 2005;
•	total debt obligations of $852.6 million as of September 30, 2006 compared to $992.5 million at year end 2005; and
•	cash flows from operating activities totaling $88.8 million and capital spending totaling $90.1 million for the first nine months of 2006.

Company Comments on Expectations for 2006 and 2007 Financial Performance

Bausch & Lomb’s prior guidance for 2006 called for sales ranging between $2.325 billion and $2.4 billion, and income before income taxes and minority interest between $70 million and $80 million. The Company currently expects sales to be at the low end of the range. The Company’s expectations with respect to income before income taxes and minority interest remain unchanged, except that a recent development relating to a tax assessment in Brazil is expected to result in an earnings benefit that would be incremental to the Company’s guidance.

As previously disclosed, as a result of an Audit Committee investigation at the Company’s Brazilian subsidiary (BLIO), it was learned that certain Brazilian tax authorities had made tax assessments against BLIO which had not been reflected in the subsidiary’s financial statements as required by the Company’s established policies and procedures. In October 2006, the state government of Sao Paulo, Brazil granted general amnesty to taxpayers, including BLIO, as to a portion of the penalties and interest associated with one such assessment. As a result, the Company expects to reverse in the fourth quarter of 2006 approximately $20 million of approximately $27 million of penalties and interest expense that will be recorded as part of the financial restatement.

The Company further indicated that it continues to project 2006 cash flow from operating activities to be essentially offset by capital expenditures.

Bausch & Lomb’s previous guidance for 2007 called for sales ranging between $2.5 billion and $2.625 billion, and income before income taxes and minority interest ranging between $220 million and $270 million. Those expectations were based on assumptions including, without limitation, that exchange rates remain fairly consistent with current levels; that the higher 2006 operating expenses associated with the recall, independent investigations and expanded year-end audit procedures will not recur in 2007; that the Company’s ReNu MultiPlus and ReNu MultiPurpose contact lens solutions returned to the Singapore and Hong Kong markets before the end of 2006; and that the Company’s brand rebuilding initiatives, particularly in Asia, were successful such that the affected businesses would stabilize and the Company would recoup lost market share. The recovery of the Asia business is occurring at a slower rate than originally anticipated and the ReNu branded products currently remain off the market in both Hong Kong and Singapore. Although the Company’s customary, detailed operating plan process is still ongoing, management now estimates that 2007 sales and income before income taxes and minority interest will be at the lower ends of its ranges of guidance.

SUPPLEMENTAL NET SALES INFORMATION

Geographic Sales

The following table summarizes by business segment the third-quarter and year-to-date net sales that the Company expects to report:

	Third Quarter Ended		Percent Increase (Decrease)
Dollar Amounts in Millions	September 30, 2006	September 24, 2005	Actual Dollars	Constant Currency
Net Sales[1]
Americas	$258.5	$246.3	5%	5%
Europe	205.9	202.2	2%	(2%)
Asia	112.8	118.8	(5%)	(3%)
Total Company	$577.2	$567.3	2%	1%

	Nine Months Ended		Percent Increase (Decrease)
	September 30, 2006	September 24, 2005	Actual Dollars	Constant Currency
Net Sales[1]
Americas	$756.9	$738.7	2%	2%
Europe	609.4	643.7	(5%)	(4%)
Asia	330.1	345.0	(4%)	(1%)
Total Company	$1,696.4	$1,727.4	(2%)	(1%)

[1]
Amounts reflect provisions for sales returns and consumer rebates associated with the MoistureLoc recall. Such provisions reduced year-to-date 2006 Americas region net sales by $0.6, Europe region net sales by $18.2 and Asia region net sales by $0.5. Such provisions reduced third quarter and year-to-date 2005 Americas region net sales by $12.4 and Asia region net sales by $4.7.

The net sales figures that the Company expects to report reflect the following regional business developments:

•
Third-quarter Americas segment net sales increased five percent from 2005. Excluding MoistureLoc recall provisions from 2005 results, third-quarter 2006 Americas net sales were essentially flat with the prior year. For the first nine months of 2006, Americas segment net sales increased two percent. Excluding MoistureLoc recall provisions from both periods, net sales grew one percent, and were flat in constant currency. For both the quarter and year-to-date periods, gains in contact lenses, pharmaceuticals and cataract surgery products were offset by declines in lens care and refractive surgery. Year-to-date contact lens sales grew 12 percent, reflecting higher sales of the PureVision® lines of silicone hydrogel contact lenses, including the recent introduction of toric and multifocal offerings in the U.S. market. Third-quarter and year-to-date total disposable toric contact lens sales in the Americas region grew close to 20 percent, with total sales of multifocal contact lenses growing at an even faster rate.

•
Third-quarter 2006 European net sales increased two percent, and declined by a similar amount in constant currency, from 2005. The constant-currency decline reflects lower sales of contact lens, lens care and cataract surgery products, which more than offset gains for the pharmaceuticals and refractive surgery categories. On a year-to-date basis, European net sales declined five percent, or four percent in constant currency, mainly reflecting sales return and consumer rebate provisions associated with the MoistureLoc recall. Excluding those provisions, Europe region sales declined three percent, or one percent in constant currency.

•
Third-quarter Asia segment net sales declined five percent from 2005, or three percent in constant currency. The 2006 figures include incremental sales from Freda and prior-year figures reflect provisions associated with the MoistureLoc recall. Excluding those items, third-quarter 2006 Asia net sales were down 22 percent, or 21 percent in constant currency. For the year-to-date period, sales declined four percent and were down one percent on a constant-currency basis. Excluding the 2006 impact of Freda and the MoistureLoc recall provisions in both years, year-to-date Asia segment sales declined 18 percent (15 percent in constant currency). Quarterly and year-to-date trends were mainly due to lower sales of contact lenses and lens care products. The Asia region, particularly China, has experienced the most significant negative impact as a result of the MoistureLoc recall. The Company has initiated brand rebuilding programs to recoup lost market share and distribution. Results were also negatively impacted by Japanese market trends that favor daily disposable contact lenses, which have resulted in lower sales of two-week disposable contact lenses in that country.

Product Category Sales

The following table presents by product category the net sales that the Company expects to report:

	Third Quarter Ended		Percent Increase (Decrease)
Dollar Amounts in Millions	September 30, 2006	September 24, 2005	Actual Dollars	Constant Currency
Net Sales
Contact Lens	$179.3	$186.2	(4%)	(4%)
Lens Care [1]	108.8	115.2	(6%)	(6%)
Pharmaceuticals [2]	170.0	144.8	17%	15%
Cataract and Vitreoretinal	89.3	88.9	-%	(1%)
Refractive	29.8	32.2	(7%)	(9%)
Total	$577.2	$567.3	2%	1%

	Nine Months Ended		Percent Increase (Decrease)
	September 30, 2006	September 24, 2005	Actual Dollars	Constant Currency
Net Sales
Contact Lens	$528.3	$543.7	(3%)	(1%)
Lens Care [1]	307.2	381.7	(20%)	(19%)
Pharmaceuticals [2]	486.6	424.1	15%	16%
Cataract and Vitreoretinal	278.2	273.7	2%	2%
Refractive	96.1	104.2	(8%)	(8%)
Total	$1,696.4	$1,727.4	(2%)	(1%)

[1]
Amounts reflect provisions for sales returns and consumer rebates associated with the MoistureLoc recall. Such provisions reduced year-to-date 2006 lens care net sales by $19.3, and third quarter and year-to-date 2005 lens care net sales by $17.1.

[2]	2006 pharmaceuticals category sales include incremental revenues from the acquisition of Freda ($16.7 and $44.1 for the third quarter and first nine months, respectively).

The net sales the Company expects to report reflect the following product category developments:

•
Higher sales of PureVision silicone hydrogel contact lenses were more than offset by lower sales of two-week spherical contact lenses in Japan, lower sales of SofLens® Toric disposable contact lenses resulting from the continued roll-out of PureVision Toric lenses, and lower sales of older technology products the Company is rationalizing; combined with the MoistureLoc situation’s negative impact on the Company’s Asian contact lens business.

•
Excluding the provisions related to the MoistureLoc recall from current-year and 2005 results, lens care sales declined 18 percent for both the third quarter and first nine months of 2006. Those declines reflect lost market share resulting from the lack of MoistureLoc sales following the recall, combined with increased promotional programs (recorded as an offset to revenues) designed to regain distribution. The Company estimates that its unit share of the U.S. multipurpose solutions market declined from approximately 30 percent prior to the recall, to the mid-teens immediately after the recall, and has since increased to the upper teens.

•
Pharmaceutical net sales growth includes the impact of the Freda acquisition, as well as higher sales of ocular vitamins, and anti-infective, allergy, anti-inflammatory and dry eye medications. Results also reflect incremental sales of Retisert drug delivery implants, partially offset by declines for general eye care products and certain non-ophthalmic generic drugs. Sales of the Company’s lines of loteprednol-based products (Lotemax®, Alrex® and Zylet® eye drops) were up more than five percent in the first nine months of the year, with prescriptions written for those products growing at more than 10 percent.

•
Cataract and vitreoretinal product category growth was led by higher sales of IOLs, which were up approximately five percent in the quarter and close to 10 percent for the year-to-date period. Revenues from phacoemulsification products declined two percent, as higher sales of disposable products were offset by lower equipment sales, as customers await the launch of the Company’s next generation microsurgical platform in 2007.

•
Net sales declines in the refractive category reflected lower equipment and microkeratome blade sales, partially offset by higher per-procedure card fees, which increased more than 10 percent compared to the prior year.

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News Media Contact:
Barbara M. Kelley
585.338.5386
bkelley@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
dritz@bausch.com
_____________________________________

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning economic conditions, currency exchange rates, product development and introduction, the financial well-being of key customers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, as well as the risk factors listed from time to time in the Company's SEC filings, including but not limited to those included in filings on Form 8-K and Form 12b-25, each dated August 8, 2006.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb’s 2004 revenues were $2.2 billion; it employs approximately 13,700 people worldwide and its products are available in more than 100 countries. More information about the Company is on the Bausch & Lomb web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.